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                                                                      Ex-(g)(ii)


                                    AMENDMENT

This Amendment amends the Custodian Services Agreement between The Charles Schwab Family of Funds (the "Fund") and PFPC Trust Company ("PFPC") made as of April 8, 1991 (as subsequently amended and assigned). The date of this Amendment is as of July 2, 2001 (the "Amendment").

The parties agree as follows:

With respect to "Foreign Assets" (as defined below) in such jurisdictions as PFPC may agree from time to time, PFPC will perform the duties of a "Foreign Custody Manager" as set forth in Securities and Exchange Commission Rule 17f-5 ("Rule 17f-5") under the Investment Company Act of 1940, as amended ("1940 Act"), subject to and in accordance with the provisions set out below. In consideration of PFPC's agreement to so perform, the Fund agrees to the provisions set out below.

       1. PFPC shall select, place and maintain "Foreign Assets" (as that term is defined in Rule 17f-5(a)(2)) with an "Eligible Foreign Custodian" (as that term is defined in Rule 17f-5(a)(1)), provided that PFPC shall have determined that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Foreign Assets, including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)-(iv).

       2. PFPC will assure that each foreign custody arrangement with an Eligible Foreign Custodian be governed by a written contract that PFPC has determined provides for the reasonable care of Foreign Assets based on the standards specified in Rule 17f-5(c)(1). Each such contract shall include, without limitation, all of the provisions specified in Rule 17f-5(c)(2)(i)(A)-(F). Alternatively, each such contract may contain, in lieu of any or all of the provisions specified in Rule 17f-5(c)(2)(i)(A)-(F), such other provisions that PFPC reasonably determines will provide, in their entirety, the same or a greater level of care and protection for the Fund's investments as the specified provisions, in their entirety.

       3. PFPC will establish and maintain a system for the regular monitoring of the appropriateness of both maintaining the Foreign Assets with each Eligible Foreign Custodian and the custody contractual arrangements with such Eligible Foreign Custodians, it being understood, however, that in the event that PFPC shall have determined that the existing Eligible Foreign Custodian in a given country no longer affords reasonable care to Foreign Assets and that no other Eligible Foreign Custodian in that country would afford reasonable care, PFPC shall promptly so advise the Fund and shall then act in accordance with authorized instructions with respect to the disposition of the affected Foreign Assets.

       4. PFPC shall provide to the Fund's Board of Trustees written reports notifying the Board of the placement of Foreign Assets with a particular Eligible Foreign Custodian and of any material change in the Fund's foreign custody arrangements, with the reports to be provided to the Board at such times as the Board may deem reasonable and appropriate based on the circumstances of the Fund's arrangements. Any report provided by PFPC pursuant to this Paragraph may be in electronic form.

       5. For purposes of clarity, it is understood and agreed that PFPC shall not be responsible for any Foreign Custody Manager duties, including but not limited to those described
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in Sections 1-4 above, with respect to any securities depository. Furthermore, the parties hereto acknowledge that custody arrangements with an Eligible Securities Depository (as that term is defined in Rule 17f-7 under the 1940 Act) shall be governed by a separate agreement.

       6. In performing its duties hereunder, PFPC shall not supervise, recommend or advise the Fund relative to the investment, purchase, sale, retention or disposition of any Foreign Asset in any country, including with respect to prevailing country risks. PFPC agrees to provide such information in its possession as is specified in Appendix 1 hereto, as may be amended from time to time by the parties. In gathering such information, PFPC shall be subject to the standard of care set forth in Paragraph 7 hereof, but shall not be deemed to warrant the specific accuracy of such information. PFPC agrees to promptly notify the Fund at any time that PFPC becomes aware of a material change to the information provided hereunder, or if PFPC learns that any information previously provided is incomplete or inaccurate. The Fund hereby acknowledges that such information is solely designed to inform the Fund of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets.

       7. In providing services pursuant to this Amendment, PFPC shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Foreign Assets would exercise. PFPC will indemnify the Fund with respect to the services set forth in this Amendment for the losses, liabilities and expenses suffered by the Fund as a result of PFPC's (a) failure to exercise such reasonable care, prudence and diligence (such as a person having responsibility for the safekeeping of Foreign Assets would exercise), and
(b) willful misfeasance, bad faith, negligence or reckless disregard in carrying out its duties and obligations under this Amendment, provided that in no event will PFPC be liable for any indirect, special or consequential losses or damages (regardless of whether PFPC was aware of the possibility thereof). The Fund will indemnify PFPC for losses, liabilities and expenses suffered by PFPC with respect to the matters set forth in this Amendment, except for such losses, liabilities and expenses arising out of PFPC's own (a) failure to exercise reasonable care, prudence and diligence (such as a person having responsibility for the safekeeping of Foreign Assets would exercise), or (b) willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Amendment, provided that in no event will the Fund be liable for any indirect, special or consequential losses or damages (regardless of whether the Fund was aware of the possibility thereof).

       8. The Fund represents that the Foreign Assets which are the subject matter of this document are subject to the 1940 Act. PFPC represents that it is a U.S. Bank as defined in Rule 17f-5.

       9. Notwithstanding the provisions of any arrangements between the Fund and PFPC or otherwise, but subject to Sections 1-3 above, the Fund hereby agrees that Foreign Assets may be maintained with any Eligible Foreign Custodian.

       10. The Fund acknowledges that PFPC (at its own expense) may utilize a third party to carry out PFPC's activities set forth herein, provided however, that the appointment or use of a third party will not relieve PFPC of its obligations and responsibilities under this Amendment and PFPC will be responsible and liable to the Fund for the acts or omissions of such third party to the same extent that PFPC would be responsible and liable to the Fund if such acts or omissions were PFPC's own in providing the services set forth in this Amendment, provided that
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in no event will PFPC be liable for any indirect, special or consequential losses or damages (regardless of whether PFPC or such third party was aware of the possibility thereof).

       11. The name The Charles Schwab Family of Funds refers to The Charles Schwab Family of Funds and its Trustees, as Trustees but not individually or personally, acting under a Declaration of Trust dated May 9, 1995. The obligations of The Charles Schwab Family of Funds entered into in the name of or on behalf of a Portfolio of The Charles Schwab Family of Funds by any of its Trustees, representatives or agents are made not individually, but in such The Charles Schwab Family of Funds capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of The Charles Schwab Family of Funds personally, but bind only the assets of The Charles Schwab Family of Funds belonging to such Portfolio for the enforcement of any claims against The Charles Schwab Family of Funds.

                  Transactions entered into by one or more Portfolios of The Charles Schwab Family of Funds are considered independent transactions and shall in no way affect transactions entered into by any other Portfolio(s). Any amount owed by The Charles Schwab Family of Funds with respect to any obligation arising out of the Agreement, as amended, shall be paid only out of the assets and property of the particular Portfolio(s) that entered into such transaction.

This Amendment and the provisions hereof shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. This Amendment may be executed in counterparts, all of which when taken together shall constitute one contract. Delivery of an executed counterpart of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment. Each party hereto represents that it has taken all requisite action (corporate or otherwise) to authorize the execution and delivery of this Amendment.


Agreed:

PFPC TRUST COMPANY

By:        /s/ Joseph Gramlich
           ------------------------------------------

Name:      Joseph Gramlich
           ------------------------------------------

Title:     Chairman
           ------------------------------------------

THE CHARLES SCHWAB FAMILY OF FUNDS

By:        /s/ Tai-Chin Tung
           ------------------------------------------

Name:      Tai-Chin Tung
           ------------------------------------------

Title:     Chief Financial Officer
           ------------------------------------------
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                                   Appendix 1


                       Information Regarding Country Risk

       1. To aid the Fund in its evaluations regarding Country Risk, PFPC shall furnish annually and upon the initial placing of Foreign Assets into a country the following information:

           A.     Opinions of local counsel concerning:

                  i. Whether applicable foreign law would restrict the access afforded the Fund's independent public accountants to books and records kept by an Eligible Foreign Custodian located in that country.

                  ii. Whether applicable foreign law would restrict the Fund's ability to recover its assets in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

                  iii. Whether applicable foreign law would restrict the Fund's ability to recover assets that are lost while under the control of an Eligible Foreign Custodian located in the country.

           B.     Written information concerning:

                  i. The likelihood of expropriation, nationalization, freezes, or confiscation of the Fund's assets.

                  ii. Whether difficulties in converting the Fund's cash and cash equivalents to U.S. dollars are reasonably foreseeable.

           C. A market report with respect to the following topics: (i) securities regulatory environment, (ii) foreign ownership restrictions,
       (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation and (vi) securities depositories.

       2. PFPC shall furnish the following additional information on an as needed basis:

          Market flashes, including with respect to changes in the information in market reports.